    As filed with the Securities and Exchange Commission on January 27, 2000

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           The Securities Act of 1933

                                ----------------

                            ATMOS ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

           Texas and Virginia                          75-1743247
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)               Identification No.)

                                                 Phillip L. Allbritten
                                               1800 Three Lincoln Centre
       1800 Three Lincoln Centre                    5430 LBJ Freeway
            5430 LBJ Freeway                      Dallas, Texas 75240
          Dallas, Texas 75240                        (972) 934-9227
             (972) 934-9227               (Name, address, including zip code,
   (Address, including zip code, and        and telephone number, including
 telephone number, including area code,     area code, of agent of service)
  of registrant's principal executive
                offices)

     The Commission is requested to mail copies of all orders, notices and communications to:

                            Irwin F. Sentilles, III
                          Gibson, Dunn & Crutcher LLP
                        2100 McKinney Avenue, Suite 1100
                              Dallas, Texas 75201
                                 (214) 698-3100

  Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

     Title of each                        Proposed       Proposed
       class of             Amount        maximum        maximum       Amount of
     securities to          to be      offering price   aggregate     registration
     be registered        registered    per unit(1)   offering price      fee
----------------------------------------------------------------------------------
Common Stock, no par
 value per share
 (includes associated
 Rights(2))........... 2,000,000 shares  $17.34375     $34,687,500       $9,158

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based upon the average of the high and low prices per share reported on the New York Stock Exchange Composite Tape on January 26, 2000.

(2) Includes, with respect to each share of Common Stock, Rights pursuant to the registrant's Rights Agreement, dated as of November 12, 1997, as amended, between the registrant and BankBoston, N.A., as Rights Agent, and until a triggering event thereunder, the Rights trade with, and cannot be separated from, the Common Stock.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                [LOGO OF ATMOS ENERGY CORPORATION APPEARS HERE]

                            ATMOS ENERGY CORPORATION
                           DIRECT STOCK PURCHASE PLAN

                        2,000,000 Shares of Common Stock

  We are offering common stock to our shareholders, customers, and other investors under our Direct Stock Purchase Plan. Plan participants may also take advantage of additional services, all without any fees or commissions.

Plan Services   .  Reinvest cash dividends to purchase shares at a 3% discount from market prices
                .  Purchase our stock at market prices, up to $100,000 per year
                .  Deposit share certificates for safekeeping
                .  Purchase stock monthly by electronic funds transfer
                .  Purchase stock through IRA accounts, including the
                   traditional IRA, the Roth IRA, Education IRA, and the SEP-
                   IRA

New York Stock      On            , 2000, the last reported sale price on the
Exchange Trading    New York Stock Exchange was $      .
Symbol--"ATO"


                               ----------------
    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------
                The date of this Prospectus is          , 2000.

                               TABLE OF CONTENTS

Summary.....................................................................   3
Available Information.......................................................   4
Incorporation of Certain Documents by Reference.............................   5
Forward-Looking Statements..................................................   6
The Company.................................................................   7
The Offering................................................................   8
Plan of Distribution........................................................   9
The Plan....................................................................  10
Purpose and Advantages......................................................  10
Disadvantages of the Plan...................................................  11
Administration..............................................................  11
Participation...............................................................  12
Enrollment Procedures.......................................................  12
Purchases and Price of Shares...............................................  15
Voluntary Cash Investments and Initial Investments..........................  17
Expenses and Costs..........................................................  18
Reports to Participants.....................................................  19
Stock Certificates and Safekeeping..........................................  19
Individual Retirement Accounts..............................................  21
Electronic Monthly Investments..............................................  22
Transfer of Shares..........................................................  23
Tax Consequences............................................................  24
Termination of Participation................................................  26
Miscellaneous...............................................................  27
Use of Proceeds.............................................................  29
Legal Opinion...............................................................  29
Experts.....................................................................  29
Indemnification of Directors and Officers...................................  29

                                    SUMMARY

  We offer our Direct Stock Purchase Plan as a service to our shareholders, customers and other investors. We have designed the plan to provide investors with a convenient and economical way to purchase our common stock and reinvest all or a portion of their cash dividends in additional shares. We do not charge any service fees or brokerage commissions on any purchases of stock under the plan.

  Each shareholder who currently participates in the plan will remain enrolled in the plan unless you write the Plan Administrator, BankBoston, N.A., who acts as the plan's agent for participants in the plan, to close the account or to change any way you wish to participate in the plan. If you are an investor who is not already a shareholder who wants to participate in the plan, you may call BankBoston at 1-800-543-3038, toll free, or complete and return an authorization form directly to BankBoston. Any investor who is not already one of our shareholders must make his or her first cash investment of at least $200 to begin participating in the plan. Participants in the plan who wish to terminate their participation will incur brokerage commissions on the sale of their stock in the plan of not more than five cents ($.05) per share, any applicable transfer tax and a fee of $5 charged by BankBoston.

  Participants in the plan may:

  . Automatically reinvest cash dividends at a 3% discount on all or a portion of the shares held in their names in plan accounts.

  . Invest in stock at market prices by making voluntary cash investments of at least $25 up to a maximum of $100,000 each calendar year.

  .  Deposit share certificates for safekeeping.

  . Make monthly investments by electronic funds transfer from their bank accounts.

  . Establish an IRA that invests in stock through the plan. Available alternatives are the traditional IRA, Roth IRA, and the Education IRA. Participants may also contribute or roll over amounts to an IRA through a plan account. A participant may also establish a SEP-IRA if the participant's employer meets certain qualifications.

  BankBoston will use dividends and voluntary cash investments it receives from participants to buy shares of stock for participants through the plan. Persons who are not shareholders may make initial investments of at least $200 and not more than $100,000 per year that BankBoston will use to buy stock under the plan at current prices. BankBoston may buy shares on the market from brokers or may buy shares directly from us.

  The terms "we", "our", and "us" refer to Atmos Energy Corporation unless the context suggests otherwise. The term "you" refers to a prospective investor.

Location of Executive Offices

  Our address is Atmos Energy Corporation, 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, and our telephone number is (972) 934-9227.

                             AVAILABLE INFORMATION

  We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file reports, proxy and information statements, and other information with the SEC. The public may inspect and copy (at prescribed rates) the registration statement and the other information that we have filed with the SEC at the SEC's public reference facilities listed below.

                                               SEC Regional Public Reference
  SEC Public Reference Room                    Facilities


  450 Fifth Street, N. W.                      Northwest Atrium Center, Room
  Room 1024                                    3190
  Washington, D.C. 20549                       500 West Madison Street
                                               Chicago, Illinois 60661


                                               7 World Trade Center
                                               13th Floor
                                               New York, New York 10048

  In addition, the public may obtain information on the operation of the SEC's public reference room by calling the SEC at the number listed below.

  SEC Public Reference Room Telephone Number:    1-800-SEC-0330

  We file many of our reports, proxy and information statements, and other information electronically with the SEC. The public can access these documents by computer at the SEC's World Wide Web address.

  SEC World Wide Web Address:     http://www.sec.gov

  We have filed with the SEC a registration statement on Form S-3, which includes amendments and exhibits, under the Securities Act of 1933, as amended. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement for further information. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance you should refer to the copy of that contract or other document filed as an exhibit to the registration statement or other document. A copy of the registration statement and its exhibits and schedules may be examined without charge at the SEC's Public Reference Room, and copies of such materials may be obtained at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which we have previously filed with the SEC pursuant to the Securities Exchange Act of 1934, are incorporated into this prospectus by reference and are deemed to be part of it.

  (a) Annual Report on Form 10-K for the fiscal year ended September 30,
      1999; and

  (b) The description of our common stock contained in our Registration Statement on Form 8-A dated September 7, 1988 (Commission File No. 1-10042) filed pursuant to Section 12 of the Exchange Act and all amendments thereto and reports, which have been filed for the purpose of updating such description, including, without limitation, our Current Report on Form 8-K dated November 12, 1996.

  All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares of stock offered hereby also shall be deemed to be incorporated into this prospectus and to be a part of it from the date of filing of such documents.

  We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the foregoing documents incorporated into this prospectus, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents). These requests should be directed to our address listed on page 4.

  Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference into this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this prospectus.

                           FORWARD-LOOKING STATEMENTS

  Statements contained in this prospectus, including the documents that are incorporated by reference as set forth in "Incorporation of Certain Documents by Reference," that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements are based on management's beliefs as well as assumptions made by, and information currently available to, management. Because those statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. Important factors that could cause future results to differ include, but are not limited to:

  .  national, regional and local economic and competitive conditions,

  .  regulatory and business trends and decisions,

  .  technological developments,

  .  inflation rates,

  .  weather conditions, and

  . other factors discussed in this and our other filings with the Commission.

  All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in our documents or oral presentations, the words "anticipate," "believe," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements.

                                  THE COMPANY

Operations

  We distribute and sell natural gas and propane to over one million residential, commercial, industrial, agricultural and other customers. We distribute and sell natural gas through our five operating divisions to approximately 1,038,000 meters in over 800 cities, towns and communities in service areas located in Colorado, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Missouri, South Carolina, Tennessee, Texas and Virginia. We transport gas for others through parts of our distribution system. We also distribute propane to approximately 40,000 customers in Kentucky, North Carolina, Tennessee and Virginia.

  In our non-regulated business, we provide natural gas storage services through Atmos Storage, Inc., which owns natural gas storage fields in Kentucky and Kansas to supplement natural gas used by customers in Kansas, Tennessee, and other states. We also own a 45% interest in Woodward Marketing, L.L.C., a privately held company that provides gas marketing and energy management services to industrial customers, municipalities and local distribution companies, including our Trans Louisiana, Western Kentucky and United Cities divisions. In addition, we market gas to industrial and irrigation customers primarily in West Texas through Enermart Energy Services Trust and to industrial customers in Louisiana.

  Through United Cities Propane Gas, Inc. we distribute propane at retail and, to a much lesser extent, on a wholesale basis. We exited the direct merchandising and repair of propane gas appliances in 1999. We currently have propane operation and storage centers and storefront offices in Tennessee, Kentucky, and North Carolina, with a total company storage capacity of approximately 2.5 million gallons, which serve customers in those states as well as Virginia.

Formation

  We were organized under the laws of the State of Texas in 1983 as a subsidiary of Pioneer Corporation for the purposes of owning and operating Pioneer's natural gas distribution business in Texas. Immediately following the transfer of the gas distribution business, which Pioneer and its predecessors operated since 1906, Pioneer distributed the outstanding stock of the corporation, then known as Energas Company, to its shareholders. In September 1988, we changed our name from Energas Company to Atmos Energy Corporation. As a result of our merger with United Cities Gas Company in July 1997, we became incorporated in the Commonwealth of Virginia as well as the State of Texas.

                                  THE OFFERING

  This prospectus relates to 2,000,000 authorized shares of stock offered for purchase under the plan by shareholders of record, and other investors through the reinvestment of dividends, voluntary cash investments of at least $25 and not more than $100,000 per calendar year, and initial investments of at least $200 and not more than $100,000.

  Shares purchased with reinvested dividends are offered at a 3% discount from current market prices. Although we have not changed the discount since it was first offered, we may adjust it depending upon the number of shares purchased under the plan and other economic conditions that may develop. There is no maximum number of shares or dollar amount of dividend reinvestment under the plan.

  There is no discount applicable to shares purchased with initial investments or voluntary cash investments, including electronic monthly investments. Such shares are purchased at current market prices. No more than $100,000 of voluntary cash investments may be made by a participant during each calendar year and a non-shareholder may not make an initial investment of more than $100,000. However, after an initial investment is made, a participant is allowed to make voluntary cash investments up to $100,000 during the next calendar year.

  The discount on shares purchased with reinvested dividends and the absence of a maximum on dividend reinvestment may provide an incentive for certain persons to enter into transactions that would allow them to acquire shares on or before the dividend record date, reinvest at the discounted purchase price and resell the shares in order to capture the discount. We have not experienced nor do we expect significant activity of such nature. Any person engaging in these transactions may be considered to be an underwriter within the meaning of section 2(11) of the Securities Act. We have not entered into any arrangement, either formal or informal, with any person to engage in these transactions.

                              PLAN OF DISTRIBUTION

  The stock being offered hereby is offered pursuant to our dividend reinvestment and direct stock purchase plan described in this prospectus for purchase by the plan's agent, which is currently BankBoston, of shares of stock on the open market or directly from us, at our discretion. Currently, shares of our stock purchased by participants under the plan are shares purchased on the open market. In accordance with current SEC rulings, we will not change its determination regarding the source of purchase of shares under the plan more than once in any three month period and then only after a determination of the Board of Directors or the need of our Chief Financial Officer to raise additional capital has changed or there is another valid reason for such change. We pay all fees, commissions and expenses incurred in connection with the plan including the annual administrative fee and IRA administrative fees. However, a participant is responsible for all commissions and fees relating to the sale of all or a portion of the shares of stock in his or her plan account and any fees associated with the termination of an IRA.

                                    THE PLAN

  The following is a question and answer statement of the provisions of our Direct Stock Purchase Plan:

Purposes and Advantages

1. What is the purpose of the plan?

  The purpose of the plan is to provide to our shareholders, customers and other investors a simple, convenient and economical way to accumulate and increase their investment in our stock and to reinvest all or a portion of their cash dividends in additional shares of stock.

2. What are some of the advantages of the plan?

  -- Participants have the opportunity to reinvest cash dividends at a 3% discount on all or a portion of the shares of stock held in their names in plan accounts.

  -- Participants in the plan may purchase additional shares of stock at 100% of market price by making voluntary cash investments of at least $25 up to $100,000 per calendar year. Voluntary cash investments may be made by check, money order or electronic funds transfer from a predesignated U.S. checking or savings account. (See Question No. 21 regarding the electronic monthly investment feature of the plan.)

  -- Persons who are not already shareholders may purchase shares of stock at 100% of market price and become a participant in the plan by making initial investments of at least $200 and not more than $100,000.

  -- All shares of stock are purchased under the plan without charge to plan participants or any service fees or brokerage commissions.

  -- The plan offers a "safekeeping" service whereby shareholders of record may deposit their stock certificates with the plan's agent and have their ownership of such stock maintained on the plan's agent's records as part of their plan accounts.

  -- A traditional IRA, Roth IRA, Education IRA or SEP-IRA may be established through an individual or employer Simplified Employee Pension contribution, or rolled over from an existing IRA (traditional, Roth or Education, subject to certain restrictions) or SEP-IRA through the plan.

  -- Participants may direct the plan's agent to transfer, at any time and at no cost to the participant, all or a portion of the participant's shares held under the plan to another person. (Gift certificates are available from the plan's agent.)

  -- Statements of account are mailed to participants after any investment activity in the participant's account.

Disadvantages of the Plan

3. What are some of the disadvantages of the plan?

  By not receiving cash dividends, but instead having stock purchased for their accounts, participants must bear the market risk associated with the stock. Also, participants have no control over the price at which stock is purchased or sold for their accounts.

Administration

4. Who administers the plan?

  BankBoston, N.A., through EquiServe L.P., administers the plan, purchases and holds shares of stock acquired under the plan, maintains records, and sends statements of account activity to participants. All Enrollment Authorization Forms and Initial Investment Forms (as described in Question No. 7), voluntary cash investments, notices of withdrawal and all other matters and communications related to the plan should be addressed to:

    ATMOS Energy Corporation
    c/o EquiServe L.P.
    Dividend Reinvestment Department
    P. O. Box 8040
    Boston, MA 02266-8040

  Please mention Atmos Energy Corporation in all correspondence and provide your plan account number and/or Social Security number.

  Participants may also telephone the plan's agent at 781-575-3100 or toll free at 1-800-543-3038, 9:00 a.m.-6:00 p.m., Eastern time, or may call Atmos toll free at 1-800-382-8667, 7:30 a.m.-4:30 p.m., Central time for information about the plan. Questions about IRAs may be directed to the plan's agent for IRA administration, toll free, at 1-800-472-7428.

Participation

5.  Who is eligible to participate in the plan?

  Any person or entity, whether or not a holder of record of stock, is eligible to join the plan, provided that (a) the person or entity fulfills the prerequisites for participation described below under "Enrollment Procedures", and (b) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to us or the participant. Shareholders of record who are currently participants in the plan will remain enrolled in the plan unless such a shareholder instructs the plan's agent in writing to close the account or to alter the conditions of participation.

  Participants in our Employee Stock Ownership Plan ("ESOP") are not eligible to participate in the plan through the ESOP; provided, however, that ESOP participants who are also shareholders of record are eligible to participate in the plan with respect to shares held outside the ESOP, or they may join the plan by making an initial investment.

Enrollment Procedures

6. How does a person participate in the plan?

  (a) Shareholders of record--After being furnished a copy of this prospectus, a record holder of stock may join the plan by completing and returning to the plan's agent an Enrollment Authorization Form. (See Question No. 7.)

  (b) Beneficial Owners--After being furnished a copy of this prospectus, a beneficial owner whose shares are registered in a name other than his or her own (for example, in the name of a broker or bank nominee) may participate by making arrangements with his or her broker or bank to participate on his or her behalf through the Depository Trust Company Dividend Reinvestment Service. Brokers and nominees owning stock at Depository Trust Company may participate in the plan through this service. Neither we nor BankBoston are responsible for any fees that may be charged by such broker or bank.

  (c) Persons not presently owners of shares of stock--After being furnished a copy of this prospectus, a person not presently owning stock may enroll in the plan by completing and returning to the plan's agent an Initial Investment Form, and making an initial investment in the form of a check or money order in an amount not less than $200 or more than $100,000. (See Questions No. 7 and 14.)

  (d) Establishment or rollover of an IRA or SEP-IRA--Individuals may use the plan to establish an IRA (traditional IRA, Roth IRA or Education IRA) or SEP-IRA and to make individual or employer Simplified Employee Pension contributions to the IRA (traditional IRA, Roth IRA or Education IRA) or SEP-IRA or to roll over an existing IRA (traditional IRA, Roth IRA or Education IRA, subject to certain restrictions) or SEP-IRA or other qualified plan distribution. (See Question No. 20.)

7. What do the Enrollment Authorization Form and the Initial Investment Form provide?

  The Enrollment Authorization Form provides for the purchase of additional shares of stock by a shareholder of record through the following investment options:

  "Full Dividend Reinvestment"--The plan's agent will apply all cash dividends on all shares then or subsequently registered in a participant's name, together with any voluntary cash payments, toward the purchase of additional shares of stock.

  "Partial Dividend Reinvestment"--A participant may elect to reinvest cash dividends paid on only a portion of the shares registered in the participant's name and held in certificated form or in the participant's plan accounts by designating such election on the Enrollment Authorization Form.

Participants electing partial reinvestment of cash dividends must designate the number of whole shares for which they choose to receive cash dividends. Cash dividends will be sent to participants by check or deposited electronically into a bank checking or savings account, if requested. Dividends paid on all other plan shares, together with voluntary cash investments, will be applied toward the purchase of additional shares of stock.

  "Voluntary Cash Investments Only"--A participant will continue to receive cash dividends on shares registered in his or her name in the usual manner, and the plan's agent will apply all voluntary cash investments received toward the purchase of additional shares of stock. Shares purchased with voluntary cash investments will be held in the participant's plan account unless otherwise directed, and dividends paid on these shares will be paid in cash or deposited electronically into the participant's bank account, if requested.

  Participants may elect to have cash dividends deposited electronically into a bank checking or savings account at no charge by completing and submitting to the plan's agent an Electronic Deposit of Dividends Enrollment Form and a voided check or deposit slip. The Electronic Deposit of Dividends Enrollment Forms are available upon request from both the Company and the plan's agent.

  The Initial Investment Form allows a person who is not a shareholder of record to purchase shares of stock with a minimum investment of $200 up to a maximum investment of $100,000 and thus become a participant in the plan. The form contains the required certification as to backup withholding. A participant may elect to purchase shares through full or partial dividend reinvestment or voluntary cash investments only, and may change the number of shares subject to dividend reinvestment from time to time by completing and submitting to the plan's agent a new Enrollment Authorization Form. To be effective with respect to a particular dividend, any change in the reinvestment election must be received by the plan's agent on or before the record date for such dividend. It is not necessary for participants to hold shares in certificated form to receive cash dividends on all or a portion of their whole shares.

8. When may a person join the plan?

  After receiving a copy of this prospectus, shareholders of record may join the plan at any time by completing an Enrollment Authorization Form and mailing it to the plan's agent. After receiving a copy of this prospectus, non-shareholders may enroll in the plan at any time by making an initial investment; provided, however, that any investment received as an initial investment without a properly completed Initial Investment Form will be returned and no action will be taken. Once in the plan, a participant will remain a participant until he or she discontinues participation. If an Enrollment Authorization Form requesting reinvestment of dividends is received by the plan's agent on or before the record date for a dividend payment, then that dividend payment will be applied toward the purchase of shares of stock. Record dates are ordinarily about the 25th day of February, May, August and November. However, when the 25th day of those months falls on a holiday, then the dividend record date would ordinarily be the first succeeding business day.

  If an Enrollment Authorization Form requesting reinvestment of dividends is received by the plan's agent from a shareholder after the record date established for a particular dividend, then the reinvestment of dividends will begin on the dividend payment date following the next record date if that shareholder is still a holder of record.

Purchases and Price of Shares

9. What is the source of stock purchased under the plan?

  At our discretion, shares of stock will be purchased either directly from us, in which event the shares will be either authorized but unissued shares or shares held by us as treasury stock, or on the open market.

10. When will shares be purchased under the plan?

  Purchases made directly from us will be made on the relevant Investment Date (as defined below). Purchases on the open market will begin on the Investment Date and will be completed no later than 30 days from that date except where completion at a later date is necessary or advisable under any applicable federal securities laws. These purchases may be made on the New York Stock Exchange or any other securities exchange where such shares are traded, in the over-the-counter market or by negotiated transactions and may be subject to terms with respect to price, delivery and other terms as the plan's agent may agree. Neither we nor any participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

  When shares are purchased on the open market, participants become owners of shares as of the date of settlement and the reports sent to participants will reflect such settlement date. (See Question No. 17.)

  There are at least four (4) Investment Dates each month. The Investment Dates will be the first business day of each week, except for any week which contains a dividend payment date, in which event the dividend payment date will become the Investment Date; provided, however, that if the dividend payment date is on a Friday, the Investment Date will be the following Monday. If, however, an Investment Date falls on a date on which the New York Stock Exchange is closed, the first succeeding day on which the New York Stock Exchange is open will be the Investment Date.

11. What will be the price to the participant of shares purchased under the plan?

  The price to the participant of shares purchased under the plan with reinvested dividends will be 97% of the average price (as defined below). Purchases of stock made with voluntary cash investments and initial investments will be made at 100% of such average price. In the case of purchases of stock from us, the average price is determined by averaging the high and low sales prices of stock as reported on the New York Stock Exchange-Composite Transactions on the relevant Investment Date. If no trading in stock occurs on the New York Stock Exchange on the relevant Investment Date, the purchase price per share will be determined by averaging the high and low sales prices per share on the trading day immediately preceding the Investment Date and the trading day immediately following the Investment Date.

  In the case of purchases of stock on the open market, the average price will be the weighted average purchase price of shares purchased for that particular Investment Date.

12. How many shares of stock will be purchased for participants?

  The number of shares to be purchased depends on the amount of the participant's dividends, if any, and any voluntary cash investments or initial investments received by the plan's agent. Each participant's account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount invested divided by the purchase price. There is no maximum number of shares of stock that can be purchased with reinvested dividends.

Voluntary Cash Investments and Initial Investments

13. How does the voluntary cash investment feature of the plan work?

  All eligible shareholders of record (except for brokers and nominees) who have submitted a signed Enrollment Authorization Form and new investors submitting an Initial Investment Form are eligible to make voluntary cash investments at any time. Payments may be made by check or money order or may be deducted electronically on a monthly basis from a financial institution account. (See Question No. 21.) All those investments must be payable to BankBoston in U.S. dollars and drawn against a U.S. bank. BankBoston will not accept third party checks. BankBoston will apply any voluntary cash investment or initial investment received from a participant to the purchase of shares of stock for the account of the participant on the next Investment Date if that stock is purchased from us, and as soon as practicable beginning on the Investment Date if the stock is purchased on the open market.

  In the event that any check or electronic monthly investment is returned unpaid for any reason, the plan's agent will consider the request for investment of that money null and void and shall immediately remove from the participant's account shares, if any, purchased upon the prior credit of that investment. A fee of $25 will also be assessed against the participant's account. The plan's agent shall then be entitled to sell those shares to satisfy any uncollected amounts. If the net proceeds of the sale of those shares are insufficient to satisfy the balance of any uncollected amounts, the plan's agent shall be entitled to sell additional shares from the participant's account to satisfy the uncollected balance.

  Brokers or nominees participating on behalf of beneficial owners may utilize only the dividend reinvestment feature of the plan and may not utilize the voluntary cash investment feature of the plan. Therefore, if shares of stock are held by a broker or nominee and the owner of those shares wishes to participate in the voluntary cash investment feature of the plan, that owner must become a shareholder of record by having all or part of those shares transferred to that owner's name or make an initial investment and become a participant in the plan.

14. How are initial investments made?

  Initial investments must be at least $200 and not more than $100,000 in the form of a check or money order, and must be included with the completed Initial Investment Form and returned to the plan's agent at the address listed on the form.

15. When will voluntary cash investments and initial investments received by the plan's agent be invested?

  Voluntary cash investments and initial investments received by the plan's agent no later than 12:00 noon on the business day preceding an Investment Date will be held by the plan's agent and invested beginning on the next Investment Date following its receipt of funds. No interest will be paid on amounts held by the plan's agent pending investment. After sending a voluntary cash investment or initial investment, if a participant changes his or her mind and decides he or she does not want to participate, then, upon a participant's written request received by the plan's agent at least two business days prior to the applicable Investment Date, a voluntary cash investment or initial investment will be returned to the participant. However, no refund of a check or money order will be made until the funds have been actually received by the plan's agent.

Expenses and Costs

16. What are the costs to participants in the plan?

  For plan participants, there are no brokers' commissions and no fees or service charges connected with stock purchases. We pay these costs, along with any costs for administration of the plan, including fees for administration of an IRA. (See Question No. 20.) However, participants are charged a fee for selling shares through the plan. (See Question No. 26.)

Reports to Participants

17. What reports will be sent to participants in the plan?

  Each participant will receive a statement of account showing amounts invested with voluntary cash investments, initial investments, the purchase price of shares purchased with reinvested dividends, including any discount received on that purchase, the number of shares purchased and other information resulting from investment activity for the year to date. Each statement contains a form that can be used to deposit shares for safekeeping, make voluntary cash investments or withdraw shares from the plan. At each year-end, the statement will include all information pertaining to a participant's account for such year and should be retained for federal and state income tax purposes. In addition, each participant will receive copies of the same communications sent to every other holder of stock, including our quarterly reports, Annual Report to Shareholders, and the Notice of Annual Meeting and Proxy Statement. Each participant will receive annually Internal Revenue Service information on Form 1099-DIV for reporting dividend income received.

Stock Certificates and Safekeeping

18. What is the safekeeping feature of the plan and how does it work?

  At the time of enrollment in the plan, or at any later time, participants may use the plan's safekeeping service to deposit with the plan's agent stock registered in the name of the participant. Shares deposited will be transferred into the name of the plan's agent or its nominee and credited to the participant's account under the plan. After that time, those shares will be treated in the same manner as shares purchased through the plan.

  By using the plan's safekeeping service, participants do not bear the risk associated with loss, theft or destruction of stock certificates. Also, because shares deposited with the plan's agent are treated in the same manner as shares purchased through the plan, they may be transferred or sold through the plan in a convenient and efficient manner. Dividends paid on shares deposited for safekeeping may be reinvested or paid in cash. Participants may elect to receive cash dividends on all or a portion of those shares by completing and submitting to the plan's agent a new Enrollment

Authorization Form indicating the number of whole plan shares for which they choose to receive cash dividends. Participants may receive cash dividends by check or electronic deposit into a bank checking or savings account. Participants may request electronic deposit of dividends by completing and submitting to the plan's agent an Electronic Deposit of Dividends Enrollment Form, available from both us and the plan's agent. (See Question No. 7.)

  Participants who wish to deposit their stock certificates with the plan's agent should consider sending them to the plan's agent by registered mail, first class mail, or certified mail, return receipt requested, properly insured, to the following address, since the participant bears the risk of replacement costs if the certificates are lost in transit:

    EquiServe L.P.
    Dividend Reinvestment Dept.
    P.O. Box 8040
    Boston, Massachusetts 02266-8040

  Certificates sent by overnight delivery service should be addressed to:

    EquiServe L.P.
    Dividend Reinvestment Dept.
    150 Royall Street
    Canton, Massachusetts 02021

  THE STOCK CERTIFICATES SHOULD NOT BE ENDORSED.

19. What happens to shares purchased under the plan?

  Shares purchased under the plan will be automatically held in safekeeping by the plan's agent in its name or the name of its nominee. The number of shares (including fractional interests) held for each participant will be shown on each statement of account. Participants may obtain a new certificate for all or some of the whole shares of stock held in their plan accounts upon written request to the plan's agent. Any remaining shares will continue to be held by the plan's agent.

  Dividends on shares purchased through the plan, whether they are held by the participant in certificated form or by the plan's agent, may be paid in cash to the shareholder by check or electronic deposit or reinvested pursuant to the shareholder's instruction to the plan's agent contained in a completed Enrollment Authorization Form. Any change in the number of shares subject to dividend reinvestment must be made by completion of a new Enrollment Authorization Form.

Individual Retirement Accounts

20. What is the IRA feature of the plan and how does it work?

  The Taxpayer Relief Act of 1997 expanded the options available for retirement savings. As discussed above, a participant may establish an IRA (traditional, Roth or Education) or SEP-IRA that invests in our stock through the plan. The plan may be used to make contributions to it, or to roll over an existing IRA (traditional, Roth or Education, subject to certain restrictions) or other qualified plan distribution. A participant may make individual cash contributions to a plan IRA and, if the participant's employer has established a Simplified Employee Pension (SEP) plan, may also have the employer's SEP contributions made to the plan IRA. After being furnished with a copy of this prospectus and a statement describing the legal rights and requirements of an IRA (an "IRA Disclosure Statement"), an individual may open an IRA (traditional, Roth or Education) or SEP-IRA by completing and signing an IRA Enrollment Form and returning it to the plan's agent with an initial contribution. The minimum initial contribution for an IRA Plan account is $200. Rollover contributions from another IRA or qualified plan may be made by a record holder in any amount. Such a person may transfer from an existing IRA into a plan IRA by completing an IRA Enrollment Form and IRA Asset Transfer Form and returning them to the plan's agent. IRA Enrollment Forms, IRA Asset Transfer Forms, and IRA Disclosure Statements are available upon request from both the plan's agent for IRA services and us. There are three IRA options available as follows:

  Traditional IRA--Traditional IRA contributions are allowed for individuals under age 70 1/2 who have taxable compensation. Tax-deductible contributions are subject to new adjusted gross income (AGI) phase-out levels, while nondeductible contributions are allowed regardless of income level. A maximum individual contribution is $2,000 annually, with tax-deferred growth of investment. Penalty-free withdrawals can be made to help pay for first-home purchases or higher education expenses.

  Roth IRA--Contributions are allowed for individuals of any age with an annual gross income below $160,000 (for those filing joint returns) or $110,000 (for those filing single returns), but allowed contributions begin to phase out at an adjusted gross income of $150,000 (for those filing joint returns) and $95,000 (for those filing single returns). A maximum individual contribution is $2,000 annually. Investments and earnings grow tax-free. Contributions are not tax deductible but if the investment stays in the Roth IRA for five years or more, qualified withdrawals are distributed tax-free (and free of penalty in most cases). There are no requirements to begin distributions at age 70 1/2. Penalty-free withdrawals can be made to help pay for first-home purchases. (The maximum annual contribution between a traditional IRA and Roth IRA is $2,000.)

  Education IRA--Any individual of any age may contribute, subject to the same income ranges as the Roth IRA, to an Education IRA for a child. Contributions of up to $500 annually can be made for secondary education expenses for a child beneficiary under age 18. Contributions are not tax-deductible, but investments grow tax-free and are not taxed when withdrawn for higher education expenses, including tuition, room and board, books, and supplies. Withdrawals must be made by age 30 or the investment will be taxed to the child and will be subject to a 10% penalty. Unused account balances may be transferred to another family member's Education IRA.

  The annual fee charged by the plan's agent for administration of an IRA (traditional, Roth or Education) or SEP-IRA will be paid by the Company. However, all fees associated with the termination of an IRA (traditional, Roth or Education) or a SEP-IRA will be paid by the terminating participant, currently in the amount of $25.

Electronic Monthly Investments

21.What is the electronic monthly investment feature of the plan and how does it work?

  Participants may make voluntary cash investments of not less than $25 nor more than a total of $100,000 during a calendar year by electronic funds transfer from a predesignated U.S. bank account.

  If a participant has already established a plan account and wishes to initiate electronic monthly investments, he or she must complete and sign an Electronic Monthly Investment Form and return it to the plan's agent together with a voided blank check (for a checking account) or deposit slip (for a savings account) for the account from which funds are to be drawn. Electronic Monthly Investment Forms may be obtained from both the plan's agent and us. Forms will be processed and will become effective as promptly as practicable.

  If a non-shareholder wishes to establish a plan account by means of an initial investment, he or she may also initiate electronic monthly investments by completing the appropriate section of the Initial Investment Form.

  Once an electronic monthly investment is initiated, funds will be drawn from the participant's designated account on the business day preceding the second weekly Investment Date of the month and will be invested in shares of stock beginning on that Investment Date.

  Participants may change the amount of their electronic monthly investment by completing and submitting to the plan's agent a new Electronic Monthly Investment Form. To be effective with respect to a particular Investment Date, however, the new Electronic Monthly Investment Form must be received by the plan's agent by the 25th day of the month preceding the next Investment Date. Participants may terminate their electronic monthly investment by notifying the plan's agent in writing.

Transfer of Shares

22. May a participant assign or transfer all or a part of his or her shares held under the plan to another person?

  Yes. If a participant wishes to change the ownership of all or part of his or her shares held under the plan through gift, private sale or otherwise, the participant may effect the transfer by mailing to the plan's agent a properly completed and executed Stock Power or Gift Transfer Form. Transfers of a participant's shares may be made in whole and/or fractional share amounts; provided, however, that with respect to any transfer that establishes a new plan account, at least one whole share must be transferred. The transfer of a participant's shares is processed in the same manner as the transfer of stock certificates, including the requirement of a medallion signature guarantee. Stock Powers and Gift Transfer Forms are available upon request from the plan's agent.

23. If plan shares are transferred to another person, will the plan's agent issue a stock certificate to the transferee?

  If the participant so requests, a stock certificate(s) will be issued to the transferee. No fractional shares of stock will be issued in certificate form. Otherwise, shares transferred will continue to be held by the plan's agent under the plan. An account will be opened in the name of the transferee, if he or she is not already a participant, the transferee will automatically be enrolled in the plan under the full dividend reinvestment option, and all dividends on shares transferred to the transferee's plan account will be reinvested under the terms of the plan.

24. How will a transferee be advised of his or her stock ownership?

  The transferee will receive a statement showing the number of shares transferred to and held in the transferee's plan account. At the transferor's request, a gift certificate evidencing the transfer will be sent to the transferee.

Tax Consequences

25. What are the federal income tax consequences of participation in the plan?

  The following is a general discussion of certain material federal income tax consequences with respect to participation in the plan and is based on current federal income tax law. Plan participants should consult their own tax advisors to determine particular tax consequences (including state income tax consequences) that may result from participation in the plan and subsequent disposition of shares acquired pursuant to the plan. This summary does not discuss federal or foreign income tax consequences to participants who are not citizens or residents of the United States or who reside outside of the United States.

  Reinvested Dividends. In the case of reinvested dividends whereby the plan's agent acquires shares for a participant's account directly from us, the participant must include in gross income as a dividend an amount equal to the fair market value of the shares (as of the date of the distribution) purchased with the participant's reinvested dividends. The participant's basis in those shares will also equal the fair market value of the purchased shares on the dividend payment date. (See Question No. 11.)

  Alternatively, when the plan's agent purchases stock for a participant's account on the open market with reinvested dividends, the participant must include in gross income as a dividend an amount equal to the full amount of the cash dividend used to purchase those shares plus that portion of any brokerage commissions paid by the plan's agent which are attributable to the purchase of the participant's shares. The participant's basis in plan shares held for his or her account will be equal to their purchase price plus allocable brokerage commissions.

  Voluntary Cash Investments and Initial Investments. In the case of shares purchased on the open market with voluntary cash investments or initial investments, participants must include in gross income as a dividend an amount equal to any brokerage commissions paid by the Company. The participant's basis in the shares acquired with voluntary cash investments or initial investments will be the cost of the shares to the plan's agent plus an allocable share of any brokerage commissions paid by the Company.

  Receipt or Disposition of Shares. A participant will not realize any taxable income when he or she receives certificates for whole shares credited to his or her account under the plan, either upon a request for such certificates or upon withdrawal from or termination of the plan. However, the participant who receives, upon withdrawal from or termination of the plan, a cash payment for the sale of plan shares held for such participant's account or for a fractional share then held in his or her account will realize gain or loss measured by the difference between the amount of the cash received and the participant's basis in such shares or fractional share. This gain or loss will be capital in character if the shares or fractional shares are a capital asset in the hands of the participant.

  Tax Information and Backup Withholding. Participants will receive annual tax information with respect to dividend income received in connection with the plan, as if those amounts had been paid directly to the participants. Participants will continue to be subject to the backup withholding requirements of the federal income tax laws. If these requirements are not satisfied, 31% of the dividends payable to a participant will be withheld and paid to the Internal Revenue Service and will not be reinvested under the plan.

  Additional Information. A participant's holding period for shares acquired pursuant to the plan will begin on the day following the Investment Date. In the case of corporate shareholders, dividends may be eligible for the dividends-received deduction. The Tax Equity and Fiscal Responsibility Act of 1982 imposes certain reporting obligations upon brokers and other middlemen. As a result, the plan's agent may be required to report to the Internal Revenue Service and the participant any sale of shares effected on behalf of a participant. For further information as to tax consequences of participation in the plan, participants should consult with their own tax advisors.

Termination of Participation

26. How and when may a participant terminate participation in the plan?

  A participant may terminate participation in the plan any time by notice in writing to the plan's agent received prior to a dividend record date. Within 10 business days following receipt of notice of termination, the plan's agent will send the participant a certificate for the whole shares in the participant's plan account. If the participant so requests, the plan's agent will sell all or a portion of such shares and remit to the participant the proceeds of the sale, less brokerage commissions of not more than five cents ($.05) per share, any transfer tax and a fee of $5 charged by the plan's agent. If the request to terminate is received by the plan's agent on or after the record date for a dividend payment, the request to terminate may not become effective until any dividend paid on the dividend payment date has been reinvested and the shares of stock purchased are credited to the participant's account under the plan. The plan's agent, in its sole discretion, may either pay any dividend in cash or reinvest it in stock on behalf of the terminating participant. If the dividend is reinvested, the plan's agent will sell the shares purchased and remit the proceeds to the participant (less commissions and fees, as described above). Any voluntary cash investment which had been sent to the plan's agent prior to the request to terminate will also be invested unless return of the amount is expressly requested in the request for termination and such request is received at least two business days prior to the relevant Investment Date. In every case of termination, the participant's interest in a fractional share will be paid in cash based on the then current market price of stock as reported on the New York Exchange-Composite Transactions (less commissions and fees, as described above). The plan's agent, at its discretion, may terminate any account which contains only a fraction of a share by paying the account holder the dollar value of such fractional share (less commissions and fees, as described above).

  After termination, dividends on shares held in certificated form will be paid to the shareholder in cash or deposited electronically into the shareholder's bank account, if requested, unless and until the shareholder rejoins the plan, which he or she may do at any time by completing and returning an Enrollment Authorization Form to the plan's agent.

  A participant may request that the plan's agent sell some, but not all, of the shares in a plan account, and remit the proceeds (less commissions and fees as described above) to the participant as soon as possible. If the request to sell is received by the plan's agent after the record date for a dividend payment, any dividends paid on those shares will be reinvested and the shares of stock purchased will be credited to the participant's plan account.

Miscellaneous

27. What happens when participants sell or transfer all of the shares registered in their names?

  When participants sell or transfer all of the stock registered in their names, the plan's agent will continue to purchase shares of stock with the dividends on the shares credited to their accounts under the plan until otherwise notified.

28. What happens if we have a stock rights offering?

  In the case of a stock rights offering, plan participants will receive rights based upon whole shares of stock registered in their names as of the record date for any rights offered, and whole shares credited to their accounts under the plan as of the record date.

29. What happens if we issue a stock dividend or declares a stock split?

  All stock dividends or split shares of common stock distributed by us will be added to the participant's account unless the participant instructs the plan's agent in writing at least five (5) days prior to the stock dividend or stock split payment date to instead issue to the participant a certificate(s) for any split shares or stock dividends.

30. How will a participant's shares be voted at shareholders' meetings?

  Full and fractional shares held in the plan for a participant will be voted as the shareholder directs. A participant will receive a proxy card showing the total number of shares he or she holds, both those registered in the participant's name and those the participant holds through the plan.

31. May the plan be modified or discontinued?

  We reserve the right to suspend, modify or terminate the plan at any time. All shareholders, both participants and non-participants in the plan, will be notified of any suspension, termination or significant modification of the plan. If the plan is terminated, shares held in the participant's account will be distributed as described in Question No. 26.

32. Who interprets and regulates the plan?

  We reserve the right to interpret and regulate the plan, as deemed desirable or necessary, in connection with its operation. Additionally, we and the plan's agent each reserve the right to terminate enrollment of any participant who participates in the plan in a manner abusive of the purpose and intent of the plan as determined by us or plan's agent or in a manner deemed by us or plan's agent not to be in the best interest of shareholders generally.

33. What are our responsibilities as well as those of the plan's agent under the plan?

  Neither we nor the plan's agent will be liable for any good faith act or for any good faith omission to act, including, without limitation, any claim or liability arising out of failure to terminate a participant's account upon the participant's death, the prices at which shares of stock are purchased or sold for a participant's account, the times when purchases or sales are made, or fluctuations in the market value of stock. However, nothing contained in this provision affects a shareholder's right to bring a cause of action based on alleged violations of the federal securities laws.

34. Does participation in the plan involve any risk?

  The risk to participants is the same as with any other investment in our stock. A participant may lose an advantage otherwise available from being able to select more specifically the timing of investment or sale of shares. Participants must recognize that neither we nor the plan's agent can assure a profit or protect against a loss on the shares purchased under the plan.

                                USE OF PROCEEDS

  We do not know the number of shares that we will utimately purchase us under the plan nor the prices at which the shares will be sold. The purpose of the plan is to provide to our shareholders, customers and other investors a simple, convenient and economical way to accumulate and increase their investment in our stock and to reinvest all or a portion of their cash dividends in additional shares of stock. The plan permits us to increase its shareholder base and provides us with a relatively inexpensive source of additional capital. The proceeds are intended to be used for general corporate purposes.

                                 LEGAL OPINION

  The validity of the shares of the stock offered hereby has been passed upon for us by Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Suite 1100, Dallas, Texas 75201 and Hunton & Williams, 951 E. Byrd St., Richmond, Virginia 23219.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Atmos Energy Corporation for the year ended September 30, 1999, incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 1999, as set forth in its report dated November 9, 1999. We incorporate by reference such consolidated financial statements in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Texas Business Corporation Act and the Virginia Stock Corporation Act permit, and in some cases require, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses under certain circumstances.
Article IX of our Restated Articles of Incorporation, as amended, and Article IX of our Amended and Restated Bylaws provide for indemnification of judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses and the advance payment or reimbursement of such reasonable expenses to directors and officers to the fullest extent permitted by law.

  As authorized by Article 2.02-1 of the Texas Business Corporation Act, and
Section 13.1-697 of the Virginia Stock Corporation Act, each of our directors and officers may be indemnified by us against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Texas Business Corporation Act and the Virginia Stock Corporation Act. If the director or officer is found liable for willful or intentional misconduct in the performance of his duty to us, then indemnification will not be made.

  Article X of our Restated Articles of Incorporation, as amended, provides that no director shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director except for liability

  .  for any breach of duty of loyalty to us or our shareholders,

  . for an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law,

  . for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office,

  . for an act or omission for which the liability of a director is expressly provided by statute, or

  . for an act related to an unlawful stock repurchase or payment of a dividend.

  In addition, Article IX of our Restated Articles of Incorporation, as amended, and Article IX of our Amended and Restated Bylaws require us to indemnify to the fullest extent authorized by law any person made or threatened to be made party to any action, suit or proceeding, whether criminal, civil, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of ours or serves or served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.

  We maintain an officers' and directors' liability insurance policy insuring officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of such policy is to indemnify such officers and directors against losses incurred by them while acting in such capacities.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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  We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.



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                                     ATMOS
                                     ENERGY
                                  CORPORATION


[LOGO OF ATMOS ENERGY COPORATION]

                           DIRECT STOCK PURCHASE PLAN


                                ----------------

                                   PROSPECTUS

                                ----------------

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--------------------------------------------------------------------------------
                                                                     3100-DRP-00

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

      Securities and Exchange Commission registration fee.............. $ 9,158
      Printing expenses................................................  40,000
      Accounting fees and expenses.....................................   2,000
      Legal fees and expenses..........................................   5,000
      Miscellaneous expenses...........................................   1,000
                                                                        -------
          Total........................................................ $57,158
                                                                        =======

--------
*All fees and expenses will be paid by us. All fees and expenses other than the SEC filing fees are estimated.

Item 15. Indemnification of Directors and Officers.

  The Texas Business Corporation Act and the Virginia Stock Corporation Act permit, and in some cases require, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses under certain circumstances.
Article IX of our Restated Articles of Incorporation, as amended, and Article IX of our Amended and Restated Bylaws provide for indemnification of judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses and the advance payment or reimbursement of such reasonable expenses to directors and officers to the fullest extent permitted by law.

  As authorized by Article 2.02-1 of the Texas Business Corporation Act, and
Section 13.1-697 of the Virginia Stock Corporation Act, each of our directors and officers may be indemnified by us against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Texas Business Corporation Act and the Virginia Stock Corporation Act. If the director or officer is found liable for willful or intentional misconduct in the performance of his duty to us, then indemnification will not be made.

  Article X of our Restated Articles of Incorporation, as amended, provides that no director shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director except for liability

  . for any breach of duty of loyalty to us or our shareholders,

  . for an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law,

  . for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office,

  . for an act or omission for which the liability of a director is expressly provided by statute, or

  . for an act related to an unlawful stock repurchase or payment of a dividend.

  In addition, Article IX of our Restated Articles of Incorporation, as amended, and Article IX of our Amended and Restated Bylaws require us to indemnify to the fullest extent authorized by law any person made or threatened to be made party to any action, suit or proceeding, whether criminal, civil, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of ours or serves or served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.

  We maintain an officers' and directors' liability insurance policy insuring officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of such policy is to indemnify such officers and directors against losses incurred by them while acting in such capacities.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

     Exhibit
     Number  Exhibits
     ------- --------
       4.1   Restated Articles of Incorporation, as amended, of the registrant
             (incorporated by reference to Exhibit 3.1 of Form 10-K for fiscal year ended September 30, 1997) (File No. 1-10042))
       4.2   Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.2 of Form 10-K for fiscal year ended
             September 30, 1997 (File No. 1-10042))
       4.3   Specimen Common Stock Certificate (incorporated by reference to
             Exhibit 4(b) of Form 10-K for the fiscal year ended September 30,
             1988 (File No. 1-10042))
       4.4   Rights Agreement, dated as of November 12, 1997, between the registrant and BankBoston, N.A. (Exhibit 4.1 of Form 8-K dated
             November 12, 1997)
             (File No. 1-10042))
       4.5   First Amendment to Rights Agreement, dated as of August 11, 1999, between the registrant and BankBoston, N.A. as Rights Agent
             (Exhibit 2 of Form 8-A, Amendment No. 1, dated August 12, 1999
             (File No. 1-10042))
       5.1   Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as to the
             validity of the securities being registered
       5.2   Opinion of Hunton & Williams, Richmond, Virginia, as to the
             validity of the securities being registered
      23.1   Consent of Gibson, Dunn & Crutcher LLP, Dallas, Texas (See Exhibit
             5.1)
      23.2   Consent of Hunton & Williams, Richmond, Virginia (See Exhibit 5.2)
      23.3   Consent of Ernst & Young LLP
      24.1   Powers of Attorney (See signature page of this registration statement)
      99.1   Enrollment Authorization Form
      99.2   Initial Investment Form (incorporated by reference to Exhibit 99.2 of Form S-3/A filed October 16, 1997, File No. 333-32475)
      99.3   Electronic Deposit of Dividends Enrollment Form
      99.4   IRA Enrollment Form (incorporated by reference to Exhibit 99.4 of
             Form S-3/A filed October 16, 1997, File No. 333-32475)
      99.5   IRA Asset Transfer Form (incorporated by reference to Exhibit 99.5 of Form S-3/A filed October 16, 1997, File No. 333-32475)
      99.6   Electronic Monthly Investment Form

Item 17. Undertakings.

  (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (c)(1)(i) and (c)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                       SIGNATURES AND POWERS OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 27, 2000.

                                          Atmos Energy Corporation

                                                    /s/ Robert W. Best
                                          By: _________________________________
                                              Robert W. Best, Chairman,
                                              President and Chief Executive
                                              Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert W. Best as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
       /s/ Robert W. Best            Chairman, President and        January 27, 2000
____________________________________  Chief Executive Officer
           Robert W. Best             (Principal Executive
                                      Officer)

      /s/ Larry J. Dagley            Executive Vice President and   January 27, 2000
____________________________________  Chief Financial Officer
          Larry J. Dagley             (Principal Financial
                                      Officer)

    /s/ Tom S. Hawkins, Jr.          Vice President, Planning and   January 27, 2000
____________________________________  Budgeting and Interim
        Tom S. Hawkins, Jr.           Controller (Principal
                                      Accounting Officer)

     /s/ Travis W. Bain II           Director                       January 27, 2000
____________________________________
         Travis W. Bain II

         /s/ Dan Busbee              Director                       January 27, 2000
____________________________________
             Dan Busbee

     /s/ Richard W. Cardin           Director                       January 27, 2000
____________________________________
         Richard W. Cardin

     /s/ Thomas J. Garland           Director                       January 27, 2000
____________________________________
         Thomas J. Garland


       /s/ Gene C. Koonce            Director                       January 27, 2000
____________________________________
           Gene C. Koonce

      /s/ Vincent J. Lewis           Director                       January 27, 2000
____________________________________
          Vincent J. Lewis

     /s/ Thomas C. Meredith          Director                       January 27, 2000
____________________________________
         Thomas C. Meredith

     /s/ Phillip E. Nichol           Director                       January 27, 2000
____________________________________
         Phillip E. Nichol

       /s/ Carl S. Quinn             Director                       January 27, 2000
____________________________________
           Carl S. Quinn

     /s/ Charles K. Vaughan          Director                       January 27, 2000
____________________________________
         Charles K. Vaughan

          Richard Ware II            Director                       January 27, 2000
____________________________________
          Richard Ware II

                                 EXHIBIT INDEX

     Exhibit
     Number  Exhibits
     ------- --------
       4.1   Restated Articles of Incorporation, as amended, of the registrant
             (incorporated by reference to Exhibit 3.1 of Form 10-K for fiscal year ended September 30, 1997) (File No. 1-10042))
       4.2   Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.2 of Form 10-K for fiscal year ended
             September 30, 1997 (File No. 1-10042))
       4.3   Specimen Common Stock Certificate (incorporated by reference to
             Exhibit 4(b) of Form 10-K for the fiscal year ended September 30,
             1988 (File No. 1-10042))
       4.4   Rights Agreement, dated as of November 12, 1997, between the registrant and BankBoston, N.A. (Exhibit 4.1 of Form 8-K dated
             November 12, 1997)
             (File No. 1-10042))
       4.5   First Amendment to Rights Agreement, dated as of August 11, 1999, between the registrant and BankBoston, N.A. as Rights Agent
             (Exhibit 2 of Form 8-A, Amendment
             No. 1, dated August 12, 1999 (File No. 1-10042))
       5.1   Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as to the
             validity of the securities being registered
       5.2   Opinion of Hunton & Williams, Richmond, Virginia, as to the
             validity of the securities being registered
      23.1   Consent of Gibson, Dunn & Crutcher LLP, Dallas, Texas (See Exhibit
             5.1)
      23.2   Consent of Hunton & Williams, Richmond, Virginia (See Exhibit 5.2)
      23.3   Consent of Ernst & Young LLP
      24.1   Powers of Attorney (See signature page of this registration statement)
      99.1   Enrollment Authorization Form
      99.2   Initial Investment Form (incorporated by reference to Exhibit 99.2 of Form S-3/A filed October 16, 1997, File No. 333-32475)
      99.3   Electronic Deposit of Dividends Enrollment Form
      99.4   IRA Enrollment Form (incorporated by reference to Exhibit 99.4 of
             Form S-3/A filed October 16, 1997, File No. 333-32475)
      99.5   IRA Asset Transfer Form (incorporated by reference to Exhibit 99.5 of Form S-3/A filed October 16, 1997, File No. 333-32475)
      99.6   Electronic Monthly Investment Form